Exhibit 10.12
PG&E CORPORATION
2006 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT

PG&E CORPORATION, a California corporation, hereby grants Restricted Stock Units to the Recipient named below.  The Restricted Stock Units have been granted under the PG&E Corporation 2006 Long-Term Incentive Plan, as amended on February 15, 2006, December 20, 2006, October 17, 2007, October 15, 2008, and December 17, 2008 (the “LTIP”).  The terms and conditions of the grant of Restricted Stock Units are set forth in this cover sheet and in the attached Restricted Stock Unit Agreement (the “Agreement”).

Date of Grant:                                January 2, 2009

Name of Recipient:      Peter A. Darbee.

Last Four Digits of Recipient’s Social Security Number:      ________

Number of Restricted Stock Units Granted: 12,693         .

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement. You and PG&E Corporation agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of the attached Agreement.  You also are acknowledging receipt of this Grant and the attached Agreement.

Recipient:                        PETER A. DARBEE
                                                 (Signature)

Attachment

Please sign and return to PG&E Corporation, Human Resources,
One Market, Spear Tower, Suite 400, San Francisco, California 94105

PG&E CORPORATION
2006 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

The LTIP and Other Agreements
This Agreement constitutes the entire understanding between you and PG&E Corporation regarding the Restricted Stock Units, subject to the terms of the LTIP.  Any prior agreements, commitments, or negotiations are superseded.  In the event of any conflict or inconsistency between the provisions of this Agreement and the LTIP, the LTIP shall govern.  Capitalized terms that are not defined in this Agreement are defined in the LTIP.  In the event of any conflict or inconsistency between the provisions of this Agreement and the PG&E Corporation Officer Severance Policy, this Agreement shall govern. For purposes of this Agreement, employment with PG&E Corporation shall mean employment with any member of the Participating Company Group.

Grant of Restricted Stock Units
PG&E Corporation grants you the number of Restricted Stock Units shown on the cover sheet of this Agreement.  The Restricted Stock Units are subject to the terms and conditions of this Agreement and the LTIP.

Vesting of Restricted Stock Units
As long as you remain employed with PG&E Corporation, 100 percent of the total number of Restricted Stock Units originally subject to this Agreement, as shown above on the cover sheet, will vest on the first business day of January of 2012 (the “Vesting Date”).  Except as described below, all Restricted Stock Units subject to this Agreement which have not vested shall be cancelled upon termination of your employment.

Dividends
Restricted Stock Units will accrue Dividend Equivalents that will be converted into additional Restricted Stock Units based on the Fair Market Value of a share of PG&E Corporation common stock on the dividend payment date.  Such additional Restricted Stock Units will be subject to the same terms and conditions as the underlying Restricted Stock Units.

Settlement
Vested Restricted Stock Units will be settled in an equal number of shares of PG&E Corporation common stock. PG&E Corporation shall issue such shares as soon as practicable after the Restricted Stock Units vest upon Vesting Date (but not later than ninety (90) days after the Vesting Date); provided, however, that such issuance shall be made with respect to all of your outstanding vested Restricted Stock Units (after giving effect to the vesting provisions described below) as soon as practicable after (but not later than ninety (90) days after) your separation from service (within the meaning of Code Section 409A), if such separation occurs earlier than the Vesting Date.

Voluntary Termination/ Retirement[1]
In the event of your voluntary termination/Retirement, a prorated portion of the Restricted Stock Units will vest at the time of your separation from service in accordance with the percentage of time you were employed with PG&E Corporation during the vesting period.  All other unvested Restricted Stock Units shall be cancelled on the date of termination.

Termination for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation for cause before the Vesting Date, all Restricted Stock Units will be cancelled on the date of termination.  In general, termination for “cause” means termination of employment because of dishonesty, a criminal offense or violation of a work rule, and will be determined by and in the sole discretion of PG&E Corporation.

Termination other than for Cause
If your employment with PG&E Corporation is terminated by PG&E Corporation other than for cause before the Vesting Date, a prorated portion of the Restricted Stock Units will vest at the time of your separation from service in accordance with the percentage of time you were employed with PG&E Corporation during the vesting period (except as otherwise provided below in connection with a Change in Control).  All other unvested Restricted Stock Units shall be cancelled on the date of termination.

Death/Disability	If you separate from service due to your death or Disability, all of your Restricted Stock Units shall vest on the date of separation.
Termination Due to Disposition of Subsidiary
(1) If your employment is terminated (other than for cause or your voluntary termination) by reason of a divestiture or change in control of a subsidiary of PG&E Corporation, which divestiture or change in control results in such subsidiary no longer qualifying as a subsidiary corporation under Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or (2) if your employment is terminated (other than for cause or your voluntary termination) coincident with the sale of all or substantially all of the assets of a subsidiary of PG&E Corporation, the Restricted Stock Units shall vest in the same manner as for a “Termination other than for Cause” described above.

Change in Control
In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without your consent, either assume or continue PG&E Corporation’s rights and obligations under this Agreement or provide a substantially equivalent award in substitution for the Restricted Stock Units subject to this Agreement.
If the Restricted Stock Units are neither assumed nor continued by the Acquiror or if the Acquiror does not provide a substantially equivalent award in substitution for the Restricted Stock Units, all of your outstanding Restricted Stock Units shall automatically vest immediately preceding and contingent on, the Change in Control and shall be settled on the Vesting Date, subject to earlier settlement upon your separation from service.

1Because you have reached age 55 and have been employed by PG&E Corporation for at least five consecutive years, a voluntary resignation would be treated as a retirement.

Termination In Connection with a Change in Control
If your employment is terminated by PG&E Corporation (other than for cause) (i) following a Potential Change in Control (defined below) or (ii) within two years following the Change in Control, all of your outstanding Restricted Stock Units (to the extent they did not previously vest upon, for example, failure of the Acquiror to assume or continue this Award) shall automatically vest on the date of your separation from service.

"Potential Change in Control" shall mean the earliest to occur of  (i) the date on which the PG&E Corporation executes an agreement or letter of intent, where the consummation of the transaction described therein would result in the occurrence of a Change in Control, (ii) the date on which the Board of Directors of PG&E Corporation approves a transaction or series of transactions, the consummation of which would result in a Change in Control, or (iii) the date on which a tender offer for PG&E Corporation’s voting stock is publicly announced, the completion of which would result in a Change in Control.

Delay
PG&E Corporation shall delay the issuance of any shares of common stock to the extent it is necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “key employees” of certain publicly-traded companies); in such event, any shares of common stock to which you would otherwise be entitled during the six (6) month period following the date of your “separation from service” under Section 409A (or shorter period ending on the date of your death following such separation) will instead be issued on the first business day following the expiration of the applicable delay period.

Withholding Taxes
Prior to any event in connection with the Restricted Stock Units (e.g., vesting) that PG&E Corporation determines may result in any tax withholding obligation, whether United States federal, state, local, or non-U.S., including any social insurance, employment tax, payment on account, or other tax-related obligation (the “Tax Withholding Obligation”), you must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to PG&E Corporation.

At any time not less than five (5) business days (or such fewer number of business days as determined by PG&E Corporation) before any Tax Withholding Obligation arises (e.g., a Vesting Date), you may instruct PG&E Corporation to withhold from those shares otherwise issuable to you the whole number of shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  You acknowledge that the withheld shares may not be sufficient to satisfy your minimum Tax Withholding Obligation.  Accordingly, you agree to pay to PG&E Corporation as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares described above.

Leaves of Absence
For purposes of this Agreement, if you are on an approved leave of absence from PG&E Corporation, or a recipient of PG&E Corporation sponsored disability benefits, you will continue to be considered as employed.  If you do not return to active employment upon the expiration of your leave of absence or the expiration of your PG&E Corporation sponsored disability benefits, you will be considered to have voluntarily terminated your employment.  See above under “Voluntary Termination/Retirement.”

Notwithstanding the foregoing, if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then you shall be deemed to have had a “separation from service” for purposes of any Restricted Stock Units that are settled hereunder upon such separation.  To the extent an authorized leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least six (6) months and such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, the six (6) month period in the prior sentence shall be twenty-nine (29) months.

PG&E Corporation reserves the right to determine which leaves of absence will be considered as continuing employment and when your employment terminates for all purposes under this Agreement.

Voting and Other Rights
You shall not have voting rights with respect to the Restricted Stock Units until the date the underlying shares are issued (as evidenced by appropriate entry on the books of PG&E Corporation or its duly authorized transfer agent).

No Retention Rights
This Agreement is not an employment agreement and does not give you the right to be retained by PG&E Corporation.  Except as otherwise provided in an applicable employment agreement, PG&E Corporation reserves the right to terminate your employment at any time and for any reason.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of California.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the LTIP.